CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 30, 2014, relating to the financial statements and financial highlights which appear in the March 31, 2014 Annual Report to Shareholders of KraneShares Bosera MSCI China A Share ETF, KraneShares CSI China Five Year Plan ETF and KraneShares CSI China Internet ETF (three of the portfolios constituting KraneShares Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights”, "Financial Statements" and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 29, 2014